Exhibit 99.1

Financial Contact:     James S. Gulmi (615) 367-8325
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS FOURTH QUARTER,
FISCAL 2014 RESULTS

NASHVILLE, Tenn., March 13, 2014 --- Genesco Inc. (NYSE: GCO) today reported earnings from continuing operations for the 13-week period ended February 1, 2014, of $42.2 million, or $1.79 per diluted share, compared to earnings from continuing operations of $38.9 million, or $1.64 per diluted share, for the 14-week period ended February 2, 2013. Fiscal 2014 fourth quarter results reflect pretax items of $7.2 million, or $0.37 per share after tax, including $3.0 million of expenses related to deferred purchase price payments in connection with the acquisition of Schuh Group Limited, which are required to be expensed as compensation because the payment is contingent upon the payees’ continued employment; and $5.7 million for network intrusion expenses, other legal matters, a lease termination, and asset impairment charges, partially offset by a $1.5 million gain related to the change in accounting for deferred bonuses under the Company’s EVA Incentive Plan announced by the Company in September 2013. Fiscal 2013 fourth quarter results reflect pre-tax items of $19.2 million, or $0.52 per diluted share after tax, primarily including network intrusion expenses, deferred purchase price expenses and asset impairments, offset by a gain of $0.2 million from the change in accounting for deferred bonuses.

Adjusted for the items described above in both periods, earnings from continuing operations were $51.0 million, or $2.16 per diluted share, for the fourth quarter of Fiscal 2014, compared to earnings from continuing operations of $51.4 million, or $2.16 per diluted share, for the fourth quarter of Fiscal 2013. For consistency with Fiscal 2014's previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the 13-week fourth quarter of Fiscal 2014 decreased 0.5% to $793 million from $797 million in the 14-week fourth quarter of Fiscal 2013. Comparable sales in the fourth quarter 2014 increased 1% for the Company with a 4% increase in the Lids Sports Group, a flat comp in the Journeys Group, a 7% decrease in the Schuh Group, and an 11% increase in the Johnston & Murphy Group.

The Company also reported net sales for the 52-week period ended February 1, 2014, of $2.62 billion, an increase of 0.8% from net sales of $2.60 billion in the 53-week period ended February 2, 2013. Earnings from continuing operations for Fiscal 2014 were $93.0 million, or $3.94 per diluted share, compared to earnings from continuing operations of $112.9 million, or $4.69 per diluted share, for Fiscal 2013. Fiscal 2014 earnings reflect after-tax charges of $1.15 per diluted share, including the effects of the change in accounting for deferred bonuses under the EVA incentive plan, network intrusion-related expenses, compensation expense associated with the Schuh deferred purchase price, asset impairments, other legal matters, and a lease termination, partially offset by a gain on another lease termination. Fiscal 2013 earnings reflect after-tax charges of $0.37 per diluted share, including network intrusion-related expenses, compensation expense associated with the Schuh deferred purchase price, asset impairments, other legal matters, and an adjusted effective tax rate, offset by a $1.9 million gain related to the change in accounting for deferred bonuses.

Exhibit 99.1

Adjusted for the listed items in both years, earnings from continuing operations were $120.3 million, or $5.09 per diluted share, for Fiscal 2014, compared to earnings from continuing operations of $121.8 million, or $5.06 per diluted share, for Fiscal 2013. For consistency with previously announced earnings expectations, which did not reflect the listed items, the Company believes that disclosure of earnings from continuing operations adjusted for those items will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “Our Fiscal 2014 performance reflects a challenging selling environment throughout the year, including the fourth quarter. While our overall results were lower than we planned, we are confident the fundamentals of our business remain intact.

“The inconsistent sales patterns that characterized last year carried over into the start of Fiscal 2015 with comparable sales down 2% through Saturday, March 8, 2014. Following a difficult first week that was marked by severe winter storms in several of our key markets, comparable sales turned positive and margins have held up. However, we remain cautious in our outlook for the first half of the fiscal year given the lack of a strong new fashion driver in the teen footwear space and continued uncertainty around customer traffic.

“Based on current visibility, we expect adjusted Fiscal 2015 diluted earnings per share to be in the range of $5.40 to $5.55, which represents a 6% to 9% increase over Fiscal 2014’s adjusted earnings per share of $5.09. Consistent with previous guidance, these expectations do not include expected non-cash asset impairments and other charges, which are estimated in the range of $3.1 million to $4.5 million pretax, or $0.08 to $0.12 per share, after tax, in Fiscal 2015. They also do not reflect compensation expense associated with the Schuh deferred purchase price as described above, which is currently estimated at approximately $7.1 million, or $0.30 per diluted share, for the full year. This guidance assumes comparable sales increases in the low single digit range for the full fiscal year.” A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, “We believe we have a sound plan in place that balances protecting near-term profitability with investments that bolster our omnichannel capabilities and expand the footprint of our underpenetrated retail concepts.”

Conference Call and Management Commentary

The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company's live conference call on March 13, 2014 at 7:30 a.m. (Central time), may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out

Exhibit 99.1

bonus potentially payable to Schuh management based on the achievement of certain performance objectives; the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,550 retail stores and leased departments throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Underground by Journeys, Schuh, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundbyjourneys.com, www.schuh.co.uk, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsteamsports.com, www.lidsclubhouse.com , www.trask.com, www.suregripfootwear.com and www.dockersshoes.com. The Company’s Lids Sports Group division operates the Lids headwear stores and the lids.com website, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the recently relaunched Trask brand, the licensed Dockers brand, SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Fourth Quarter*		Fiscal Year Ended*
	Feb. 1,	Feb, 2,	Feb. 1,	Feb, 2,
In Thousands	2014	2013	2014	2013
Net sales	$792,506	$796,693	$2,624,972	$2,604,817
Cost of sales	406,862	412,453	1,325,922	1,306,200
Selling and administrative expenses**	304,768	305,292	1,134,274	1,111,717
Asset impairments and other, net	5,672	16,141	1,341	17,037
Earnings from operations	75,204	62,807	163,435	169,863
Interest expense, net	1,206	1,406	4,575	5,031
Earnings from continuing operations
before income taxes	73,998	61,401	158,860	164,832

Income tax expense	31,786	22,488	65,878	51,935
Earnings from continuing operations	42,212	38,913	92,982	112,897

Provision for discontinued operations	(59)	(150)	(329)	(462)
Net Earnings	$42,153	$38,763	$92,653	$112,435

**Fourth quarter for the 13-week ended February 1, 2014 and 14-week period ended February 2, 2013. Fiscal 2014 for the 52-week period ended February 1, 2014 and Fiscal 2013 for the 53-week period ended February 2, 2013.

**Includes $3.0 million and $11.7 million in deferred payments related to the Schuh acquisition in the fourth quarter and fiscal year ended February 1, 2014, respectively, and $3.2 million and $12.1 million for the fourth quarter and fiscal year ended February 2, 2013, respectively.

Earnings Per Share Information
	Fourth Quarter		Fiscal Year Ended
	Feb. 1,	Feb, 2,	Feb. 1,	Feb, 2,
In Thousands (except per share amounts)	2014	2013	2014	2013
Preferred dividend requirements	$—	$33	$33	$147

Average common shares - Basic EPS	23,291	23,377	23,297	23,584

Basic earnings per share:
From continuing operations	$1.81	$1.66	$3.99	$4.78
Net earnings	$1.81	$1.66	$3.98	$4.76

Average common and common
equivalent shares - Diluted EPS	23,600	23,787	23,615	24,037

Diluted earnings per share:
From continuing operations	$1.79	$1.64	$3.94	$4.69
Net earnings	$1.79	$1.63	$3.92	$4.68

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Fourth Quarter		Fiscal Year Ended
	Feb. 1,	Feb, 2,	Feb. 1,	Feb, 2,
In Thousands	2014	2013	2014	2013
Sales:
Journeys Group	$321,534	$337,493	$1,082,241	$1,111,490
Schuh Group	121,744	126,762	364,732	370,480
Lids Sports Group	251,481	240,503	820,996	791,255
Johnston & Murphy Group	72,569	69,089	245,941	221,860
Licensed Brands	24,926	22,526	109,780	108,498
Corporate and Other	252	320	1,282	1,234
Net Sales	$792,506	$796,693	$2,624,972	$2,604,817
Operating Income (Loss):
Journeys Group	$41,179	$42,302	$97,377	$109,953
Schuh Group (1)	7,194	9,496	3,063	11,209
Lids Sports Group	28,231	26,082	63,748	82,867
Johnston & Murphy Group	7,206	6,746	17,638	15,696
Licensed Brands	2,110	1,548	10,614	10,078
Corporate and Other (2)	(10,716)	(23,367)	(29,005)	(59,940)
Earnings from operations	75,204	62,807	163,435	169,863
Interest, net	1,206	1,406	4,575	5,031
Earnings from continuing operations
before income taxes	73,998	61,401	158,860	164,832
Income tax expense	31,786	22,488	65,878	51,935
Earnings from continuing operations	42,212	38,913	92,982	112,897

Provision for discontinued operations	(59)	(150)	(329)	(462)
Net Earnings	$42,153	$38,763	$92,653	$112,435

(1)Includes $3.0 million and $11.7 million in deferred payments related to the Schuh acquisition in the fourth quarter and fiscal year ended February 1, 2014, respectively, and $3.2 million and $12.1 million for the fourth quarter and fiscal year ended February 2, 2013, respectively.

(2)Includes a $5.7 million charge in the fourth quarter of Fiscal 2014 which includes $1.9 million for network intrusion expenses, $1.6 million for a lease termination, $1.6 million for other legal matters and $0.6 million for asset impairments. Includes a $1.3 million charge in Fiscal 2014 which includes $3.3 million for network intrusion expenses, $2.3 million for asset impairments, $2.4 million for other legal matters and $1.6 million for a lease termination, partially offset by an $8.3 million gain on a lease termination. Includes a $16.1 million charge in the fourth quarter of Fiscal 2013 which includes $15.4 million for network intrusion expenses and $0.7 million for asset impairments. Includes a $17.0 million charge in Fiscal 2013 which includes $15.5 million for network intrusion expenses, $1.4 million for asset impairments and $0.1 million for other legal matters.

Exhibit 99.1

GENESCO INC.

Consolidated Balance Sheet
	Feb. 1,	Feb. 2,
In Thousands	2014	2013
Assets
Cash and cash equivalents	$59,447	$59,795
Accounts receivable	52,646	48,214
Inventories	567,261	505,344
Other current assets	77,521	68,918
Total current assets	756,875	682,271
Property and equipment	280,037	241,669
Other non-current assets	402,372	402,132
Total Assets	$1,439,284	$1,326,072
Liabilities and Equity
Accounts payable	$145,483	$118,350
Current portion long-term debt	6,793	5,675
Other current liabilities	153,302	151,174
Total current liabilities	305,578	275,199
Long-term debt	26,937	45,007
Other long-term liabilities	188,646	182,079
Equity	918,123	823,787
Total Liabilities and Equity	$1,439,284	$1,326,072

Exhibit 99.1

GENESCO INC.

Retail Units Operated - Twelve Months Ended February 2, 2014
	Balance	Acquisi-			Balance	Acquisi-			Balance
	1/28/2012	tions	Open	Close	2/2/2013	tions	Open	Close	2/1/2014
Journeys Group	1,154	—	32	29	1,157	—	39	28	1,168
Journeys	812	—	22	14	820	—	20	13	827
Underground by Journeys	137	—	—	7	130	—	—	13	117
Journeys Kidz	152	—	9	5	156	—	19	1	174
Shi by Journeys	53	—	1	3	51	—	—	1	50
Schuh Group	78	—	16	2	92	—	29	22	99
Schuh UK*	56	—	15	1	70	—	29	9	90
Schuh ROI	8	—	1	—	9	—	—	—	9
Schuh Concessions*	14	—	—	1	13	—	—	13	—
Lids Sports Group	1,002	33	47	29	1,053	15	102	37	1,133
Johnston & Murphy Group	153	—	9	5	157	—	13	2	168
Shops	103	—	4	5	102	—	6	2	106
Factory Outlets	50	—	5	—	55	—	7	—	62
Total Retail Units	2,387	33	104	65	2,459	15	183	89	2,568
Permanent Units*					2,446	15	173	69	2,565

Retail Units Operated - Three Months Ended February 1, 2014
	Balance	Acquisi-			Balance
	11/2/2013	tions	Open	Close	2/1/2014
Journeys Group	1,161	—	16	9	1,168
Journeys	823	—	8	4	827
Underground by Journeys	121	—	—	4	117
Journeys Kidz	166	—	8	—	174
Shi by Journeys	51	—	—	1	50
Schuh Group	97	—	4	2	99
Schuh UK*	87	—	4	1	90
Schuh ROI	9	—	—	—	9
Schuh Concessions*	1	—	—	1	—
Lids Sports Group	1,114	8	25	14	1,133
Johnston & Murphy Group	165	—	3	—	168
Shops	105	—	1	—	106
Factory Outlets	60	—	2	—	62
Total Retail Units	2,537	8	48	25	2,568
Permanent Units*	2,532	8	48	23	2,565

*Excludes Schuh Concessions, which are expected to close this year and temporary "pop-up" locations.

Exhibit 99.1

Genesco Inc.

Comparable Sales (including same store and comparable direct sales)
	Fourth Quarter Ended		Fiscal Year Ended
	Feb. 1,	Feb. 2,	Feb. 1,	Feb. 2,
	2014	2013	2014	2013
Journeys Group	0%	(1)%	(1)%	6%
Schuh Group	(7)%	7%	(8)%	8%
Lids Sports Group	4%	(10)%	0%	(3)%
Johnston & Murphy Group	11%	2%	8%	4%
Total Comparable Sales	1%	(2)%	(1)%	3%

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Fourth Quarter Ended February 1, 2014 and February 2, 2013

	Fourth	Impact on	Fourth	Impact on
	Quarter	Diluted	Quarter	Diluted
In Thousands (except per share amounts)	Jan 2014	EPS	Jan 2013	EPS
Earnings from continuing operations, as reported	$42,212	$1.79	$38,913	$1.64

Adjustments: (1)
Impairment charges	365	0.02	431	0.02
Deferred payment - Schuh acquisition	3,042	0.13	3,216	0.13
Lease termination expense	986	0.04	—	—
Change in accounting for bonus awards	(935)	(0.04)	(115)	—
Other legal matters	1,017	0.04	—	—
Network intrusion expenses	1,196	0.05	9,831	0.41
Higher (lower) effective tax rate	3,128	0.13	(896)	(0.04)

Adjusted earnings from continuing operations (2)	$51,011	$2.16	$51,380	$2.16

(1) All adjustments are net of tax where applicable. The tax rate for the fourth quarter of Fiscal 2014 is 37.1% excluding a FIN 48 discrete item of $0.1 million. The tax rate for the fourth quarter of Fiscal 2013 is 36.2% excluding a FIN 48 discrete item of $0.1 million.

(2) EPS reflects 23.6 million and 23.8 million share counts for Fiscal 2014 and 2013, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Genesco Inc.
Adjustments to Reported Operating Income
Fourth Quarter Ended February 1, 2014

	Three Months ended February 1, 2014
	Operating	Bonus Adj	Adj Operating
In Thousands	Income	and Other	Income
Journeys Group	$41,179	$1,068	$42,247
Schuh Group*	7,194	2,433	9,627
Lids Sports Group	28,231	—	28,231
Johnston & Murphy Group	7,206	11	7,217
Licensed Brands	2,110	13	2,123
Corporate and Other	(10,716)	3,676	(7,040)
Total Operating Income	$75,204	$7,201	$82,405
*Schuh Group adjustments include $3.0 million in deferred purchase price payments.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Fourth Quarter Ended February 2, 2013

	Three Months ended February 2, 2013
	Operating	Bonus Adj	Adj Operating
In Thousands	Income	and Other	Income
Journeys Group	$42,302	$207	$42,509
Schuh Group*	9,496	2,382	11,878
Lids Sports Group	26,082	1,400	27,482
Johnston & Murphy Group	6,746	10	6,756
Licensed Brands	1,548	—	1,548
Corporate and Other	(23,367)	15,181	(8,186)
Total Operating Income	$62,807	$19,180	$81,987
*Schuh Group adjustments include $3.2 million in deferred purchase price payments.

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Twelve Months Ended February 1, 2014 and February 2, 2013

		Impact on		Impact on
	12 mos	Diluted	12 mos	Diluted
In Thousands (except per share amounts)	Jan 2014	EPS	Jan 2013	EPS
Earnings from continuing operations, as reported	$92,982	$3.94	$112,897	$4.69

Adjustments: (1)
Impairment charges	1,473	0.06	887	0.04
Deferred payment - Schuh acquisition	11,693	0.50	12,070	0.50
Gain on lease termination	(2,077)	(0.09)	—	—
Lease termination expense	986	0.04	—	—
Change in accounting for bonus awards	9,384	0.40	(1,203)	(0.05)
Other legal matters	1,488	0.06	46	—
Network intrusion expenses	2,092	0.09	9,896	0.41
Higher (lower) effective tax rate	2,251	0.09	(12,818)	(0.53)

Adjusted earnings from continuing operations (2)	$120,272	$5.09	$121,775	$5.06

(1) All adjustments are net of tax where applicable. The tax rate for Fiscal 2014 is 37.2% excluding a FIN 48 discrete item of $0.2 million. The tax rate for Fiscal 2013 is 36.4% excluding a FIN 48 discrete item of $0.3 million.

(2) EPS reflects 23.6 million and 24.0 million share counts for Fiscal 2014 and 2013, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Twelve Months Ended February 1, 2014

	Twelve Months ended February 1, 2014
	Operating	Bonus Adj	Adj Operating
In Thousands	Income	and Other	Income
Journeys Group*	$97,377	$8,096	$105,473
Schuh Group**	3,063	15,028	18,091
Lids Sports Group	63,748	1,676	65,424
Johnston & Murphy Group	17,638	34	17,672
Licensed Brands	10,614	13	10,627
Corporate and Other*	(29,005)	8,117	(20,888)
Total Operating Income	$163,435	$32,964	$196,399
*Journeys Group and Corporate adjustments include $3.5 million and $1.5 million, respectively, in bonus adjustments resulting from the gain on a lease termination for a Journeys store in the second quarter.
**Schuh Group adjustments include $11.7 million in deferred purchase price payments.

Genesco Inc.
Adjustments to Reported Operating Income
Twelve Months Ended February 2, 2013

	Twelve Months ended February 2, 2013
	Operating	Bonus Adj	Adj Operating
In Thousands	Income	and Other	Income
Journeys Group	$109,953	$(3,024)	$106,929
Schuh Group*	11,209	8,736	19,945
Lids Sports Group	82,867	2,927	85,794
Johnston & Murphy Group	15,696	41	15,737
Licensed Brands	10,078	(14)	10,064
Corporate and Other	(59,940)	18,548	(41,392)
Total Operating Income	$169,863	$27,214	$197,077
*Schuh Group adjustments include $12.0 million in deferred purchase price payments.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 31, 2015

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2015		Fiscal 2015
Forecasted earnings from continuing operations	$120,191	$5.08	$115,699	$4.89

Adjustments: (1)
Asset impairment and other charges	1,912	0.08	2,853	0.12
Change in accounting for bonus awards	2,117	0.09	2,117	0.09
Deferred payment - Schuh acquisition	7,079	0.30	7,079	0.30

Adjusted forecasted earnings from continuing operations (2)	$131,299	$5.55	$127,748	$5.40

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2015 is approximately 37.2% excluding a FIN 48 discrete item of $0.2 million.

(2) EPS reflects 23.7 million share count for Fiscal 2015 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.